CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-161666 on Form N-2 of our report dated January 26, 2010, relating to the financial statements and financial highlights of First Trust Active Dividend Income Fund, appearing in the Annual Report on Form N-CSR for the year ended November 30, 2009, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP


March 10, 2010